UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2014

FIDELITY & GUARANTY LIFE
(Exact name of registrant as specified in its charter)

Delaware	001-36227	46-3489149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fleet Street, 6th Floor, Baltimore, Maryland		21202
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (410) 895-0100
Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 7, 2014, Fidelity & Guaranty Life (the “Company”) announced that Christopher J. Littlefield had joined the Company as President, effective October 6, 2014. Leland C. Launer, Jr. remains the Chief Executive Officer and a Director of the Company, but will no longer act as President.
Mr. Littlefield age 48, has extensive financial services and public company experience, having served as (1) President and Chief Executive Officer from February 2009 to October 2013 and Chief Operating Officer from February 2008 to September 2009 of Aviva USA Corporation, a provider of indexed universal life and indexed annuity products, (2) Executive Vice-President - General Counsel and Secretary from January 2006 to February 2008 of AmerUs Group Co., a provider of individual life insurance and annuity products, which was acquired by Aviva plc in January 2006, and (3) Senior Vice-President and General Manager - Food Products from November 2004 to January 2006 and Senior Vice-President - General Counsel and Secretary from January 1998 to January 2006 of The Dial Corporation.
The Company has entered into an employment agreement with Mr. Littlefield dated October 6, 2014. The employment agreement does not have a fixed term and provides for compensation and benefits in the Company’s sole discretion. Mr. Littlefield will receive an annual base salary of $500,000, a signing bonus of $250,000 in the form of restricted stock, which will vest upon completion of one year of employment, and a number of performance restricted stock units (“RSUs”) equal to $675,000 divided by the closing price of the Company’s stock on October 6, 2014. The RSUs vest on September 30, 2016, provided that Mr. Littlefield remains in continuous employment by the Company. Mr. Littlefield will also participate in the Company’s Long-Term Incentive Plan, the Performance Incentive Plan, and the Section 162(m) Employee Incentive Plan.
The Company may terminate Mr. Littlefield’s employment for cause at any time. Either the Company or Mr. Littlefield may terminate his employment (other than in cases of cause, death or disability) by giving the other party three months’ written notice. Upon any termination, Mr. Littlefield will be entitled to salary, accrued vacation time and accrued benefits through the termination date. Upon a termination by the Company other than for cause, Mr. Littlefield will be entitled to receive (1) a severance payment equal to two weeks of base salary for every year of employment, subject to a minimum payment of 26 weeks’ base salary and a maximum payment of 52 weeks’ base salary, (2) a pro rata portion of any bonus that otherwise would have been payable to him, (3) a pro rata portion of his restricted stock signing bonus, if his employment is terminated within the first year, and (4) COBRA coverage payments for a period of time equal to the number of weeks of severance payments. Following any termination of employment, Mr. Littlefield will be subject to a six month non-solicitation covenant related to clients, a six-month non-competition restrictive covenant, and an 18-month non-solicitation of employees covenant.
The foregoing description is qualified in its entirety by reference to Mr. Littlefield’s Employment Agreement, which appears as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in response to this Item 5.02.
There are no familial relationships between Mr. Littlefield and any other executive officer or director of the Company. There are no transactions in which Mr. Littlefield has an interest requiring disclosure under Item 404(a) of Regulation S-K. Each of the Company’s executive officers is appointed to serve until his or her successor is duly appointed or he or she is removed or resigns from office.
On October 7, 2014, the Company issued a press release announcing the appointment of Mr. Littlefield as President of the Company, which is attached hereto as Exhibit 99.1 and is incorporated by reference in response to this Item 5.02.
(d) Election of Directors.
On October 6, 2014, the Board of Directors of the Company (the “Board”) increased the authorized number of directors from 9 to 10 and elected James M. Benson as its newest independent member. Mr. Benson will receive the same compensation paid to all other non-employee members of the Board.
There are no familial relationships between Mr. Benson and any other director or executive officer of the Company. There are no transactions in which Mr. Benson has an interest requiring disclosure under Item 404(a) of Regulation S-K. Each of our directors is elected to serve until his or her successor is elected or he or she is removed or resigns from office.
On October 7, 2014, the Company issued a press release regarding the election of Mr. Benson as a director of the Company, which is attached hereto as Exhibit 99.1 and is incorporated by reference in response to this Item 5.02.

Item 5.03    Amendments to Articles of Incorporation or Bylaws.
In connection with the hiring of Mr. Littlefield as President of the Company, effective October 6, 2014 the Board has approved amendments to the Company’s Amended and Restated By-Laws (the “By-Laws”) to differentiate the offices of President and Chief Executive Officer and to delegate certain authority and duties to the Chief Executive Officer, including duties previously held by the President, such as presiding over stockholder meetings and receiving resignation notices from directors and officers of the Company. The Board also approved an amendment to the By-Laws eliminating the requirement that director compensation be approved by stockholders. The board approved additional minor amendments and conforming changes that do not materially affect the substance of the By-laws.
The foregoing description of the amendments is qualified in its entirety by reference to the full text of the By-Laws, which are attached hereto as Exhibit 3.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits:

3.2	Second Amended and Restated By-Laws of the Company.

10.1	Employment Agreement between Christopher J. Littlefield and Fidelity & Guaranty Life Business Services, Inc., dated as of October 6, 2014.

99.1	Press Release dated October 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIDELITY & GUARANTY LIFE

/s/ Eric L. Marhoun
Name: Eric L. Marhoun
Title: Executive Vice President, General Counsel and Secretary

Dated: October 7, 2014